Exhibit 10.2
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
As of June 28, 2010
Kevin Cameron
c/o WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Dear Kevin:
Reference is made to (i) the Employment Agreement dated as of September 23, 2004 between you and WebMD Health Corp. (previously known as HLTH Corporation, the “Company”) (as previously amended, the “Employment Agreement”), (ii) the grant of a nonqualified option to purchase 65,000 shares of the Company’s Common Stock made to you on June 28, 2010 (the “2010 Option”) as evidenced by the Option Agreement dated June 28, 2010 (the “Option Agreement”) and (iii) the grant of 10,000 restricted shares of the Company’s Common Stock made to you on June 28, 2010 (the “2010 Restricted Stock”) as evidenced by a restricted stock agreement dated June 28, 2010 (the “Restricted Stock Agreement” and collectively with the Option Agreement, the “Award Agreements”). The Option Agreement and the Restricted Stock Agreement will be forwarded to you under separate cover directly from Fidelity, the Company’s third party provider.
1.	Consequence of a Termination of Employment without Cause or Resignation with Good Reason on the 2010 Option. Notwithstanding anything to the contrary contained in the applicable Award Agreement, in the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement), (i) the 2010 Option shall continue to vest and remain outstanding as if you were an employee of the Company through the next vesting date following the termination of your employment and the post termination exercise period will commence on such date and (ii) that portion of the 2010 Restricted Stock that would have vested on the next vesting date will vest on the date of termination, in each case subject to the acknowledgment referred to in Section 4.7 of the Employment Agreement becoming effective and continued compliance with Sections 1.3 — 1.5 of the Employment Agreement).
2.	Impact of a Change in Control of the Company on the Option and Restricted Stock. Notwithstanding anything to the contrary contained in the applicable

Award Agreement, in the event of the occurrence of a Change in Control (as defined in Section 4.5 of the Employment Agreement), you may resign without Good Reason at any time after the six month anniversary of such Change in Control upon thirty days prior written notice and (i) the 2010 Option shall continue to vest and remain outstanding through the remainder of the original 10 year term as if you remained in the employ of the Company and (ii) the 2010 Restricted Stock shall be deemed fully vested on the date of termination, in each case subject to the acknowledgment referred to in Section 4.7 of the Employment Agreement becoming effective and continued compliance with Sections 1.3 — 1.5 of the Employment Agreement). In the event that your employment is terminated without Cause or for Good Reason on or following a Change in Control of the Company, the 2010 Option and the 2010 Restricted Stock shall be treated in the manner described in the preceding sentence (subject to the conditions specified).
Except as set forth herein, the Employment Agreement, the Option Agreement and the Restricted Stock Agreement remain in full force and effect.

WEBMD HEALTH CORP.
By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

ACKNOWLEDGED AND AGREED
  /s/ Kevin Cameron
KEVIN CAMERON

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